Exhibit 2.2
AMENDMENT NO. 1 TO
AGREEMENT AND PLAN OF MERGER
     This Amendment No. 1 to Agreement and Plan of Merger (“ Amendment”) is made and entered into as of January 27, 2011, by and among: Onyx Pharmaceuticals, Inc., a Delaware corporation (“ Onyx”); and Shareholder Representative Services LLC, a Colorado limited liability company (“ SRS”).
Recitals
     A. Onyx, Profiterole Acquisition Corp., Onyx Therapeutics, Inc (formerly Proteolix, Inc.) (“ Proteolix”) and SRS are parties to that certain Agreement and Plan of Merger dated as of October 10, 2009 (the “ Merger Agreement”). Capitalized terms not otherwise defined in this Amendment shall have the meanings given to such terms in the Merger Agreement.
     B. Onyx, SRS and US Bank National Association (the “ Escrow Agent”) are parties to that certain Escrow Agreement dated as of November 16, 2009 (the “ Escrow Agreement”).
     C. Pursuant to Section 10.13 of the Merger Agreement, SRS, acting exclusively for and on behalf of all of the Effective Time Holders, and Onyx may amend the terms of the Merger Agreement following the Closing Date.
     D. Pursuant to Section 10.1 of the Merger Agreement, SRS was granted full authority by the Effective Time Holders to, among other things (a) take any actions to resolve or settle all matters and disputes arising out of the Merger Agreement and (b) execute and deliver, on behalf of the Effective Time Holders, all documents that SRS determines necessary, desirable or appropriate in connection therewith. In executing and delivering this Amendment, SRS is acting in all matters contained herein on its behalf and on behalf of all of the Effective Time Holders.
     E. The parties to this Amendment wish to amend the Merger Agreement as set forth in this Amendment.
Agreement
     Accordingly, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Amendment hereby agree as follows:
     1. The Merger Agreement is hereby amended by deleting the definition of “ Milestone Event 2 Termination Date” in Section 1.7(a)(ix) in its entirety and replacing it with the following:
     “(ix)(1) “ Milestone Event 2 Initial Date” shall mean [*]; provided, however, that (A) if Milestone Event 2 has not occurred by [*], and such failure to occur by [*] is due to (1) a request by the FDA for an updated safety database, or to allow the FDA to hold an advisory committee meeting, or to complete either clinical or manufacturing audits or to finalize the prescribing information content, (2) a request by
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

the FDA for Parent to further analyze, format or submit Product data available from studies at the time of such request or (3) an extension by the FDA of the PDUFA action date with respect thereto (each event described in clauses “(1)” through “(3)” of this proviso, an “ FDA Delay Event”), then the Milestone Event 2 Initial Date shall be extended until [*]; or (B) if Parent implements a Material Modification to the Agreed Trial Design for the 011 Study, then the Milestone Event 2 Initial Date, as may be extended in accordance with clause “(A)”, will be extended further by the time period (the “ Material Modification Delay Period”) equal to the difference, in days, between (1) the expected date of completion (measured by the date of last visit of the last patient enrolled) of the 011 Study, under the Agreed Trial Design for such study (as modified by any Permitted Modifications) and (2) the actual date of completion (measured by the date of last visit of the last patient enrolled) of the 011 Study as implemented with such Material Modification.
     (ix)(2) “ Milestone Event 2 Second Date” shall mean [*]; provided, however, that (A) if Milestone Event 2 has not occurred by [*], and such failure to occur by [*] is due to an FDA Delay Event, then the Milestone Event 2 Second Date shall be extended until [*]; or (B) if Parent implements a Material Modification to the Agreed Trial Design for the 011 Study, then the Milestone Event 2 Second Date, as may be extended in accordance with clause “(A)”, will be extended further by the Material Modification Delay Period.
     (ix)(3) “ Milestone Event 2 Termination Date” shall mean [*]; provided, however, that (A) if Milestone Event 2 has not occurred by [*], and such failure to occur by [*] is due to an FDA Delay Event, then the Milestone Event 2 Termination Date shall be extended until [*]; or (B) if Parent implements a Material Modification to the Agreed Trial Design for the 011 Study, then the Milestone Event 2 Termination Date, as may be extended in accordance with clause “(A)”, will be extended further by the Material Modification Delay Period.”
     2. The Merger Agreement is hereby amended by deleting the “Milestone Payment” relating to Milestone Event 2 in the chart set forth in Section 1.7(b) in its entirety and replacing it with the following:
“If Milestone Event 2 occurs on or before the Milestone Event 2 Initial Date: $170,000,000
If Milestone Event 2 occurs after the Milestone Event 2 Initial Date but on or before the Milestone Event 2 Second Date: $130,000,000
If Milestone Event 2 occurs after the Milestone Event 2 Second Date but on or before the Milestone Event 2 Termination Date: $80,000,000”
     3. The Merger Agreement is hereby amended by deleting the first sentence of Section 1.7(h) in its entirety and replacing it with the following:
“Subject to Section 1.7(i), commencing upon the Closing, Parent and its Subsidiaries shall use Applicable Efforts to implement and conduct all research, development and clinical manufacturing activities for, and regulatory activities with respect to, the Product (which may include activities conducted through third parties) that are components of or directly related to or required for the achievement of the Milestone Events (other than Milestone Event 2) by the applicable Milestone Termination Dates.”
     4. The Merger Agreement is hereby amended by deleting clause “(i)” of Section 1.7(h) in its entirety and replacing it with the following
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“(i) [INTENTIONALLY OMITTED];”
     5. The parties agree that, notwithstanding anything to the contrary contained in the Merger Agreement, Onyx shall have no obligation whatsoever to use, and shall be deemed never to have had to use, Applicable Efforts or any other efforts whatsoever or take any action whatsoever (including, without limitation, making any particular expenditure or engaging in any particular activity) with respect to the achievement of Milestone Event 2, including without limitation (i) conducting and completing the 003-A1 Study based on the Agreed Trial Design for such study, (ii) using any efforts to implement and conduct any research, development or clinical manufacturing activities for, and regulatory activities with respect to, the Product (which may include activities conducted through third parties) that are components of or directly related to or required for the achievement of Milestone Event 2 by the Milestone Event 2 Termination Date, or (iii) submitting an NDA to the FDA by [*] (it being understood that the foregoing does not have any effect on any obligation of Onyx contained in the Merger Agreement to use Applicable Efforts or to take any particular action with respect to the achievement of any of Milestone Events 3, 4 or 5). Without limiting the generality of the foregoing, SRS (on its behalf and on behalf of all of the Effective Time Holders) hereby irrevocably, unconditionally and completely releases, waives and relinquishes any and all past, current and future claims, rights, remedies and causes of action of any nature (including those relating to fraud, willful or intentional misrepresentation, breach or other misconduct), known or unknown, that it or any Effective Time Holder has or may have, under the Merger Agreement or otherwise, arising out of or relating to (A) any failure or alleged failure by Onyx to use Applicable Efforts or any other efforts whatsoever or to take any action whatsoever, in the past or in the future, to achieve Milestone Event 2 (including without limitation the actions referred to in clauses “(i)” through “(iii)” of the preceding sentence), or (B) any Material Modification made or alleged to have been made to the Agreed Trial Design for the 003-A1 Study to the extent relating to Milestone Event 2 (it being understood that the foregoing shall not have any effect on any claim, right, remedy or cause of action of SRS under the Merger Agreement arising out of or relating to any failure by Onyx to use Applicable Efforts or to take any particular action with respect to the achievement of Milestone Events 3, 4 or 5).
     6. The Merger Agreement is hereby amended by deleting Section 1.7(i)(ii) in its entirety and replacing it with the following:
     “(ii) If Parent implements a Material Modification to the Agreed Trial Design for the 003-A1 Study, 009 Study or 011 Study, then (x) the Milestone Termination Date(s) applicable to such study’s Related Milestone Event(s) (but no other Milestone Event) shall cease to be applicable, and the Milestone Payment(s) that would become due and payable upon the satisfaction of such study’s Related Milestone Event(s) (but no other Milestone Payment) shall become due and payable in accordance with Section 1.7(c) upon the occurrence of such study’s Related Milestone Event(s) (without regard to the Milestone Termination Date contemplated thereby) at any time and (y) the obligations of Parent set forth in Sections 1.7(h)(ii) through (iv) shall cease to be applicable with respect to such study’s Related Milestone Event(s) (but no other Milestone Event) and shall thereafter be replaced with the following obligations, as applicable:
     (1) [INTENTIONALLY OMITTED];
     (2) with respect to Milestone Event 3 only: (A) conduct and complete the 011 Study, based on the Agreed Trial Design for such study, as modified, using Applicable Efforts and, if a Material Modification is made to the 003-A1 Study, the 003-A1 Study, based on the Agreed Trial Design for such study, as modified, using Applicable Efforts; (B) submit the MAA for the Product for the Milestone Event 3 indication to the CHMP and use Applicable Efforts to cause the designation of day 0
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

of the MAA review clock by EMEA with respect to such MAA on or before the date that is 9 months after the last patient’s last visit in the 011 Study, provided in each case that there is a reasonable basis for submission thereof based upon the outcome of the relevant studies; and (C) if Parent was required to submit the MAA referred to in clause “(B)” above to CHMP, use Applicable Efforts to obtain Regulatory Approval for the Product for the Milestone Event 3 indication such that Milestone Event 3 would reasonably be expected to be achieved;
     (3) with respect to Milestone Event 4 only: (A) conduct and complete the 009 Study based on the Agreed Trial Design for such study, as modified, using Applicable Efforts; (B) complete the interim analysis for the 009 Study using the Independent Review Committee as contemplated by the Agreed Trial Design for such study, as modified; (C) complete the final analysis for the 009 Study using the Independent Review Committee as contemplated by the Agreed Trial Design for such study, as modified; (D) submit the NDA for the Product for the Milestone Event 4 indication to the FDA and use Applicable Efforts to cause such NDA to be accepted for filing by the FDA on or before the date that is 9 months after the last patient’s last visit in the 009 Study, provided in each case that there is a reasonable basis for submission thereof based upon the outcome of the relevant studies; and (E) if Parent was required to submit the NDA referred to in clause “(D)” above to the FDA, use Applicable Efforts to obtain Regulatory Approval for the Product for the Milestone Event 4 indication such that Milestone Event 4 would reasonably be expected to be achieved; and
     (4) with respect to Milestone Event 5 only: (A) conduct and complete the 009 Study based on the Agreed Trial Design for such study, as modified, using Applicable Efforts; (B) complete the interim analysis for the 009 Study using the Independent Review Committee as contemplated by the Agreed Trial Design for such study, as modified; (C) complete the final analysis for the 009 Study using the Independent Review Committee as contemplated by the Agreed Trial Design for such study, as modified; (D) submit the MAA for the Product for the Milestone Event 5 indication to CHMP and use Applicable Efforts to cause the designation of day 0 of the MAA review clock by EMEA with respect to such MAA on or before the date that is 9 months after the last patient’s last visit in the 009 Study, provided in each case that there is a reasonable basis for submission thereof based upon the outcome of the relevant studies; and (E) if Parent was required to submit the MAA referred to in clause “(D)” above to CHMP, use Applicable Efforts to obtain Regulatory Approval for the Product for the Milestone Event 5 indication such that Milestone Event 5 would reasonably be expected to be achieved.
For greater clarity, a Permitted Modification to the Agreed Trial Design for the 003-A1 Study, 009 Study or 011 Study shall not constitute a Material Modification to such Agreed Trial Design. The provisions of Section 1.7(i)(ii) with respect to any specified Milestone Event shall terminate and be of no further force and effect upon the earliest of: (i) the payment of the applicable Milestone Payment pursuant to Section 1.7(c), Section 1.7(d) or Section 1.7(i)(i); and (ii) the occurrence of a Technical Failure (it being understood that if a Technical Failure occurs, then all provisions in Section 1.7(i)(ii) shall terminate with respect to all Milestone Events). Notwithstanding anything to the contrary in this Agreement, Parent, the Company and the Stockholders’ Agent hereby acknowledge and agree that no failure by Parent or its Subsidiaries to complete any of the actions referenced in Section 1.7(i)(ii)(2), Section 1.7(i)(ii)(3) or Section 1.7(i)(ii)(4) by the specified date shall, in and of itself, be the basis of any claim relating to any
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

alleged breach of this Agreement by Parent, where Parent has undertaken Applicable Efforts to achieve such actions within such specified timeframe.”
     7. The Merger Agreement is hereby amended by deleting the definition of “ Related Milestone Event” in Section 1.7(a)(xv) in its entirety and replacing it with the following:
“(xv) “ Related Milestone Event” shall mean: (A) with respect to the 001-A3 Study, Milestone Event 3; (B) with respect to the 011 Study, Milestone Event 3; and (C) with respect to the 009 Study, Milestone Event 4 and Milestone Event 5.”
     8. The Merger Agreement is hereby amended by deleting the word “or” from before clause “(D)” of the definition of Permitted Modification in Section 1.7(a)(xiv) and adding the following to the end of such definition:
“or (E) set forth or otherwise described on Schedule 1.7(a)(xiv)”
     9. The Merger Agreement is hereby amended by adding Schedule 1.7(a)(xiv) to this Amendment as Schedule 1.7(a)(xiv) to the Merger Agreement.
     10. The Merger Agreement is hereby amended by deleting the parenthetical in Section 9.3(c) in its entirety and replacing it with the following:
“( other than the First Milestone Payment and any Milestone Payment that becomes due upon the occurrence of Milestone Event 2
(the “ Milestone Event 2 Payment”))”
     11. The Merger Agreement is hereby amended by deleting Section 9.3(d) in its entirety and replacing it with the following:
“(d) Other Liability Caps. Subject to Section 9.3(e), the limitations set forth in Section 9.3(c) shall not apply: (i) in the event of a willful breach of any covenant or obligation of the Company in this Agreement or in the event of fraud; (ii) to inaccuracies in or breaches of any of the Specified Representations or the IP Representations; (iii) to the matters referred to in Sections 9.2(a)(iii) and 9.2(a)(v); or (iv) to the matters referred to in Section 9.2(a)(vi) (to the extent related to any of the matters referred to in clauses “(i)” through “(iii)” of this sentence). Except in the event of fraud: (A) recourse by the Indemnitees to (1) the Indemnification Escrow Amount and (2) an offset against up to 30% of any unpaid Milestone Payments (other than the First Milestone Payment and the Milestone Event 2 Payment) in accordance with Section 9.6 shall be the Indemnitees’ sole and exclusive remedies against any Effective Time Holder, and shall be the Effective Time Holders’ aggregate maximum liability, for Damages resulting from any inaccuracies in or breaches of the IP Representations (or resulting from the matters referred to in Section 9.2(a)(vi), to the extent related to any such inaccuracies or breaches); and (B) recourse by the Indemnitees to (1) the Indemnification Escrow Amount and (2) an offset against up to 100% of any unpaid Milestone Payments (other than the First Milestone Payment and the Milestone Event 2 Payment) in accordance with Section 9.6 shall be the Indemnitees’ sole and exclusive remedies against any Effective Time Holder, and shall be the Effective Time Holders’ aggregate maximum liability, for Damages resulting from: (x) any inaccuracies in or breaches of the Specified Representations or from any willful breaches of any covenants or obligation of the Company contained in this Agreement; (y) the matters referred to in Sections 9.2(a)(iii) and 9.2(a)(v); or (z) the matters referred to in Section 9.2(a)(vi), to the extent related to any of the matters referred to in clauses “(x)” or “(y)” of this sentence). Even in the event of fraud, no Indemnitee may offset any Damages against the Milestone Event 2 Payment.”
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     12. The Merger Agreement is hereby amended by deleting Section 9.3(e) in its entirety and replacing it with the following:
“(e) Limit on Direct Recovery from Effective Time Holders. Notwithstanding anything to the contrary set forth herein, except in the event of fraud, in no event will any Indemnitee have any recourse to recover directly from any Effective Time Holder any Damages resulting from the matters referred to in Section 9.2 or from any breach of this Agreement by the Company from any Merger Consideration that has been paid to such Effective Time Holder. In the event of fraud, there shall be no limits on the obligation of the Effective Time Holders pursuant to Section 9.2, and each Indemnitee shall have the right to proceed directly against, and recover Damages directly from, the Effective Time Holders; provided, however, that, unless a particular Effective Time Holder committed (or was actively involved in the commission of) such fraud, the Indemnitees’ right to recover Damages directly from such Effective Time Holder in connection with such fraud shall be limited to the amount by which (i) the aggregate amount of the Merger Consideration actually received by such Effective Time Holder exceeds (ii) the sum of (A) the amount such Effective Time Holder contributed to the Indemnification Escrow Fund plus (B) such Effective Time Holder’s pro rata portion of any Milestone Event 2 Payment.”
     13. The Merger Agreement is hereby amended by deleting Section 9.6 in its entirety and replacing it with the following:
“9.6 Setoff. To the extent not fully satisfied out of the Indemnification Escrow Amount, and subject to any applicable limitations contained in Section 9.3, Parent shall have the right to withhold and deduct any sum that is owed to any Indemnitee under this Section 9 from any unpaid Milestone Payment (other than the First Milestone Payment and the Milestone Event 2 Payment). In addition, notwithstanding anything to the contrary contained in this Agreement, if: (a) prior to the Milestone End Date, any Indemnitee has delivered to the Stockholders’ Agent a Claim Notice (as defined in Exhibit D) asserting a claim for recovery under Section 9.2, and (b) the claim for recovery by such Indemnitee referred to in such Claim Notice has not been resolved prior to the date of payment of a particular Milestone Payment (other than the First Milestone Payment and the Milestone Event 2 Payment), then, Parent shall have the right to withhold and deduct the Contested Amount (as defined in Exhibit D) with respect to such unresolved claim (or the Claimed Amount (as defined in Exhibit D) if the Stockholders’ Agent has not delivered a Response Notice (as defined in Exhibit D) with respect to such claim for recovery by such Indemnitee) from such Milestone Payment until such claim has been finally resolved in accordance with Exhibit D (an amount withheld from any Milestone Payment in accordance with this sentence, a “ Milestone Holdback Amount”).”
     14. Except as it has been specifically amended pursuant to Sections 1 through 13 of this Amendment, the Merger Agreement shall continue in full force and effect.
     15. Onyx hereby withdraws the Claim Notice that it delivered to SRS and the Escrow Agent on December 30, 2010 (the “ Indemnification Claim”) and Onyx and SRS hereby execute and deliver joint written instructions to the Escrow Agent (the “ Joint Instructions”) instructing the Escrow Agent to deliver the entire Indemnity Escrow Property (as defined in the Escrow Agreement) to the Payment Agent for distribution to the Escrow Holders in accordance with Section 4 of the Escrow Agreement. Onyx hereby irrevocably, unconditionally and completely releases, waives and relinquishes any and all past, current and future claims, rights, remedies and causes of action of any nature (including those relating to fraud, willful or intentional misrepresentation, breach or other misconduct), known or unknown, that it or any of its affiliates has or may have, under the Merger Agreement or otherwise, arising out of or relating to (a) the facts and events described in the Indemnification Claim, or (b) any failure by Onyx to achieve
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Milestone Event 2, any delay in the achievement of Milestone Event 2 or any increased costs of achieving Milestone Event 2 (for purposes of this clause “(b)”, achieving Milestone Event 2 includes obtaining the Regulatory Approval referenced in the definition of Milestone Event 2 (without regard to any time limitations set forth in such definition)).
     16. Each of SRS (on its behalf and on behalf of each Effective Time Holder) and Onyx: (a) represents, warrants and acknowledges that the undersigned has been fully advised by its attorney of the contents of Section 1542 of the Civil Code of the State of California; and (b) hereby expressly waives the benefits thereof and any rights that it may have thereunder. Section 1542 of the Civil Code of the State of California provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”
Each of SRS (on its behalf and on behalf of each Effective Time Holder) and Onyx hereby waives the benefits of, and any rights that it may have under, any statute or common law regarding protection of release of unknown claims in any jurisdiction.
     17. SRS agrees that it will promptly deliver a letter to the Effective Time Holders, the form and substance of which Onyx has consented to in writing (such consent not to be unreasonably withheld), informing them of the terms of this Amendment.
     18. This Amendment, the Merger Agreement and the agreements referred to herein and therein set forth the entire understanding of the parties relating to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties relating to the subject matter hereof and thereof.
     19. This Amendment may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of fully executed signature pages to this Amendment (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Amendment.
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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first set forth above.

ONYX PHARMACEUTICALS, INC.
By:	/s/ Matthew K. Fust
	Name:	Matthew K. Fust
	Title:	Chief Financial Officer

SHAREHOLDER REPRESENTATIVE SERVICES LLC (acting on its behalf and on behalf of all of the Effective Time Holders)
By:	/s/ Mark B. Vogel
	Name:	Mark B. Vogel
	Title:	Managing Director

Signature Page to Amendment No. 1 to Agreement and Plan of Merger
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Schedule 1.7(a)(xiv)
Permitted Modifications to 009 Study
[*]
Permitted Modifications to 011 Study
[*]
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.